Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

CAESARS PALACE CORPORATION

The undersigned, for the purpose of forming a corporation pursuant to the provisions of Section 102 of the Delaware General Corporation Law, has executed the following Certificate of Incorporation:

1. The name of the corporation is Caesars Palace Corporation.

2. The address of the corporation’s registered office is No. 26 The Green, City of Dover, County of Kent and the name of the corporation’s registered agent at such address is United Corporate Services, Inc.

3. The nature of the business or purpose to be conducted or promoted by this corporation are:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of the par value of $1.00 each.

5. The name and mailing address of the incorporator is David W. Bernstein, Rogers & Wells, 200 Park Avenue, New York, New York 10017.

6. The directors of the corporation shall, to the extent provided in the by-laws of the corporation in effect from time to time, have the power to adopt, amend or repeal those by-laws.

IN WITNESS WHEREOF, the incorporator of the above named corporation has executed this Certificate of Incorporation on this 9th day of January, 1978.

/s/ David W. Bernstein
David W. Bernstein